Exhibit 10.2

AGREEMENT

This Agreement (the “Agreement”) is entered into and effective this 2nd day of February, 2011 between and among Craca Properties, LLC, a Florida limited liability company (“Craca”), Carl L. Smith, III, individually and as managing member of Craca, (“Smith”), Sunovia Energy Technologies, Inc., a Nevada corporation (“Sunovia”), Sunovia Solar, Inc., a Florida corporation and a wholly-owned subsidiary of Sunovia (“Sunovia Solar”) and EvoLucia, Inc., a Florida corporation and wholly-owned subsidiary of Sunovia (“EvoLucia”) (Sunovia, Sunovia Solar and EvoLucia are collectively referred to herein as the “Company”).

RECITALS

WHEREAS, on or about December 20, 2005, the Company granted to Smith an option to acquire 500,000,000 shares of the Company’s common stock, which option was exercisable on certain conditions relating to a proposed sale or change of control of the Company, all as more fully set forth therein (the “Option”); and

WHEREAS, the terms of the Option were set forth in an agreement between Smith and the Company dated as of December 20, 2005 (the “Option Agreement”); and

WHEREAS, the terms of the Option were modified on several occasions, including a modification dated as of June 29, 2006; and

WHEREAS, Smith assigned the Option to Craca pursuant to a written assignment dated as of August 22, 2008 and effective as of December 9, 2007; and

WHEREAS, the original intent of the Option is no longer applicable in the light of the changes in the Company’s management, operations and strategic direction; and

WHEREAS, Craca and Smith acknowledge that the Company is in need of capital in order to continue to operate and that the existence of the Option will make it difficult or impossible for the Company to raise the capital needed; and

WHEREAS, Craca, Smith and the Company desire to terminate the Option, all as more fully set forth herein below.

NOW, THEREFORE, in consideration of $10.00 and other good and valuable consideration referenced and contained in this Agreement, the receipt and sufficiency of which the parties hereto, the parties hereto agree as follows:

1. Termination of Option.  The parties hereto hereby cancel and terminate the Option and expressly acknowledge and agree that the Option shall be of no further force or effect and shall not be exercisable nor shall it convey any rights to any party from and after the date hereof. As of the date hereof, the Option Agreement and all rights arising thereunder is terminated of no further force or effect.

2. Cooperation. Craca and Smith agree that, upon request of the Company from time to time, they shall execute such documents or as may be necessary to cancel the Option and release the shares of common stock subject to the Option, including but not limited to any documents requested by the Company’s transfer agent, auditors, or other professional advisors.

3.  Entire Agreement.  This Agreement alone fully and completely expresses the agreement among the parties relating to the subject matter hereof, and the parties hereto enter into this Agreement without relying upon any statement or representation, whether written or oral, made by any person not contained in this Agreement.  Any modification of this Agreement may be made only by an instrument in writing signed by the parties hereto, which instrument specifically provides that it amends such agreement.  Craca and Smith may not assign this Agreement.  Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal and legal representatives, successors and assigns.  The validity, construction and enforceability of this Agreement shall be governed in all respects by the laws of the State of Florida applicable to agreements made and to be performed entirely in the State of Florida, without giving effect to any choice of law, or any principles of comity, or conflict of law provision, or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Florida.  Whenever the term “include,” “including,” or “included” is used in this Agreement, it shall mean including without limiting the generality of the foregoing.

4. Counterparts.  This Agreement may be executed in any one or more counterparts, each of which shall constitute an original, no other counterpart needing to be produced, and all of which, when taken together, shall constitute but one and the same instrument.  The headings of paragraphs and subparagraphs contained in this Agreement are merely for convenience of reference and shall not affect the interpretation of any of the provisions of this Agreement.  This Agreement is deemed to have been drafted jointly by Craca and Smith on the one hand and the Company on the other hand, and any uncertainty or ambiguity shall not be construed for or against either any party as an attribution of drafting to any party.

5. Advice of Counsel.  The parties hereto have each consulted with counsel of their own choosing as to the import and effect of this Agreement.

NOW, THEREFORE, the parties hereto have executed this Agreement as of the date first above written and by their signatures below, represent and warrant that the undersigned officer is fully authorized and empowered to execute this Agreement on its behalf.

THE COMPANY Sunovia Energy Technologies, Inc., a Nevada corporation

By:	/s/ Arthur Buckland
Arthur Buckland
ITS:	President and Chief Executive Officer

Craca Properties, LLC, a Florida limited liability company

By:	/s/ Carl L. Smith, III
Carl L. Smith, III
ITS:	Manager

/s/ Carl L. Smith, III
Carl L. Smith, III, individually

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